Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACTS:
Investors: Tiffany Willis, 708-551-2592
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Fourth Quarter and Full-Year 2019 Results

•	Fourth quarter 2019 reported and adjusted EPS* were both $1.61, compared with $1.36 and $1.61 in the fourth quarter 2018
•	Full-year 2019 reported and adjusted EPS were $6.13 and $6.65, down from $6.17 and $6.92 in the year-ago period
•	Net sales presentation excludes shipping and handling costs, which are now reported in cost of sales
•	2020 reported EPS expected to be in the range of $6.48-$7.10 and adjusted EPS expected to be in the range of $6.60-$7.20

WESTCHESTER, Ill., February 11, 2020 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter and full-year 2019. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2019 and 2018, include items that are excluded from the non-GAAP financial measures that the Company presents.

“For the second consecutive quarter, we delivered net sales growth by taking pricing actions across our business which more than offset significant foreign currency challenges. We also grew our global specialties portfolio, led by double digit growth in Latin America. Global volumes were flat, however, due to the continued challenging macroeconomic environment in Asia-Pacific and Europe,” said Jim Zallie, Ingredion’s president and chief executive officer.

“In 2019, we progressed our Driving Growth Roadmap by advancing on-trend specialty growth platforms, including significant investments in plant-based proteins and sugar reduction capabilities. Our specialties portfolio now represents 30 percent of total net sales,” Zallie continued.

“Throughout the year, we also streamlined our organization achieving significant improvements in operational efficiencies and delivering nearly $75 million of run-rate savings against our $30 million - $40 million Cost Smart savings target for 2019. We have broadened and accelerated our transformation efforts, and as a result are increasing our three year Cost Smart savings program target to $150 million by 2021.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 2

“We are confident in our long-term profit growth outlook and remain focused on executing against our strategic plan to drive growth and increase shareholder value,” Zallie concluded.

Diluted Earnings Per Share (EPS)

	4Q18	4Q19	2018	2019
Reported EPS	$1.36	$1.61	$6.17	$6.13
Acquisition/Integration Costs	—	$0.01	—	$0.03
Restructuring/Impairment Costs	$0.23	$0.18	$0.71	$0.65
Other Matters	$0.01	$(0.19)	$0.04	$(0.16)
Adjusted EPS**	$1.61	$1.61	$6.92	$6.65

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	4Q19	2019
Margin	(0.03)	(0.25)
Volume	0.11	0.19
Foreign exchange	(0.12)	(0.49)
Other income	(0.06)	(0.10)
Total operating items	(0.10)	(0.65)

Other non-operating income	(0.01)	(0.05)
Financing costs	0.01	0.05
Shares outstanding	0.04	0.41
Tax rate	0.07	(0.04)
Non-controlling interest	(0.01)	0.01
Total non-operating items	0.10	0.38
Total items affecting EPS	—	(0.27)

Financial Highlights

~~•~~	At December 31, 2019, total debt and cash and short-term investments were $1.8 billion and $268 million, respectively, versus $2.1 billion and $334 million, respectively, at December 31, 2018. Cash and short-term investments reductions were primarily driven by pay down of debt.

~~•~~	Cash from operations at 2019 year-end was $680 million, down $23 million from the year-ago period, driven by lower net income.

•	Net financing costs were $19 million or $2 million lower in the fourth quarter than the year-ago period, driven by lower interest expense, and $81 million or $5 million lower for the full year of 2019 versus 2018, driven by lower currency exchange impact.

•	Reported and adjusted effective tax rates for the quarter were 25.2 percent and 24.2 percent, respectively, compared to 29.7 percent and 27.4 percent, respectively, in the year-ago period. The improvement quarter over quarter was driven by the revaluation of the Mexican peso against U.S. dollar-denominated balances in Mexico and a reduced valuation allowance on the net deferred tax assets of a foreign subsidiary.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 3

•	The 2019 full-year reported and adjusted effective tax rates were 27.1 percent and 26.3 percent, respectively, compared to 26.9 percent and 25.8 percent, respectively, in 2018.

•	Full-year capital investment cash flows were $328 million, down $22 million from the year-ago period. Full-year 2019 capital commitments were $347 million, as we continue to invest in growth platforms.

Business Review

Total Ingredion

$ in millions	2018 Net sales	FX Impact	Volume	Price mix	2019 Net sales	% change
Fourth quarter	1,537	-56	—	68	1,549	1%
Full-year	6,289	-292	-52	264	6,209	-1%

Net Sales

•	Fourth quarter net sales were up slightly compared to the year-ago period. Favorable price mix, primarily due to foreign exchange and raw material pricing pass through, more than offset foreign currency exchange impact.

•	Full-year net sales were slightly down compared to the year-ago period. Substantial changes in foreign currency exchange rates and volume reduction due to the cessation of Stockton wet milling were partially offset by favorable price mix.

•	The Company changed its presentation of shipping and handling charges. Net sales presentation excludes shipping and handling costs, which are now reported as part of cost of sales.

Operating income

•	Reported and adjusted operating incomes for the quarter were $170 million and $168 million, an increase of 8 percent and a decrease of 5 percent, respectively, from the same period last year. The increase in reported operating income was primarily due to indirect tax credits recorded in Brazil, while the decrease in adjusted operating income was primarily due to challenges in Asia-Pacific from the impact of trade disputes and higher input costs.

•	Full-year 2019 reported and adjusted operating incomes were $664 million and $705 million, respectively, a decrease of 6 percent and 8 percent, respectively, compared to $703 million of reported operating income and $767 million of adjusted operating income for 2018. The decrease was largely attributable to foreign exchange impacts and higher raw material and production costs, partially offset by improved price mix.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 4

•	Fourth quarter reported operating income was slightly higher than adjusted operating income by $2 million, as a $22 million benefit from indirect tax credits recorded in Brazil partially offset $16 million of restructuring charges associated with Cost Smart and $4 million of integration and other costs.

•	Full-year reported operating income was lower than adjusted operating income by $41 million as $57 million of restructuring charges related to Cost Smart and $6 million of integration and other costs, were partially offset by a $22 million benefit from indirect tax credits recorded in Brazil.

North America

$ in millions	2018 Net sales	FX Impact	Volume	Price mix	2019 Net sales	% change
Fourth quarter	917	—	-23	28	922	1%
Full-year	3,857	-10	-82	69	3,834	-1%

Operating income

•	Fourth quarter operating income was $113 million, a decrease of $1 million from a year ago due to higher net corn costs, partially offset by favorable pricing.

•	Full-year operating income was $522 million, a decrease of $23 million from a year ago due to the higher net cost of corn and higher inventory and production costs partially offset by favorable pricing.

South America

$ in millions	2018 Net sales	FX Impact	Volume	Price mix	2019 Net sales	% change
Fourth quarter	245	-46	23	39	261	7%
Full-year	988	-200	21	151	960	-3%

Operating income

•	Fourth quarter operating income was $35 million, an increase of $4 million from a year ago. Favorable pricing and higher volumes more than offset higher net corn costs and currency impacts.

•	Full-year operating income was $96 million, a decrease of $3 million from a year ago due to foreign exchange impacts and higher net corn costs, which were partially offset by favorable pricing actions.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 5

Asia-Pacific

$ in millions	2018 Net sales	FX Impact	Volume	Price mix	2019 Net sales	% change
Fourth quarter	220	2	-1	-9	212	-4%
Full-year	837	-15	-1	2	823	-2%

Operating income

•	Fourth quarter operating income was $22 million, down $7 million from a year ago due to increased net corn cost in Australia and continuing impact of trade disputes, which have increased input costs and intensified competitive pressure on price mix.

•	Full-year operating income was $87 million, down $17 million from a year ago. Specialty volume growth was more than offset by higher regional input costs, increased net corn cost in Australia and foreign exchange impacts.

Europe, Middle East, and Africa (EMEA)

$ in millions	2018 Net sales	FX Impact	Volume	Price mix	2019 Net sales	% change
Fourth quarter	155	-12	—	11	154	-1%
Full-year	607	-67	10	42	592	-2%

Operating income

•	Fourth quarter operating income was $28 million, down $2 million from a year ago due to higher raw material costs across the region partially offset by price mix.

•	Full-year operating income was $99 million, down $17 million from a year ago. The decrease was due to higher raw material costs and unfavorable foreign exchange impacts, driven primarily by the Pakistan rupee, which was partially offset by improved price mix.

Dividends and Share Repurchases

•	In September 2019, the Company increased the quarterly dividend to $0.63 per share from $0.625 per share, and paid dividends of $174 million in 2019.

•	Impact of our prior year share repurchase program, which was effective November 4, 2018, was a benefit of $0.04 per share in the fourth quarter and $0.41 per share for the full year.

2020 Outlook

The Company expects 2020 reported EPS in the range of $6.48-$7.10 compared to reported EPS of $6.13 in 2019, and adjusted EPS to be in the range of $6.60-$7.20 compared to adjusted EPS of $6.65 in the prior year. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. Compared with last year, the 2020 full-year outlook assumes: North America operating income increases driven by favorable price mix; South America operating income increases driven by improved price mix and higher volumes; Asia-Pacific and EMEA operating incomes are expected to modestly increase driven by higher volumes and improved price mix; an adjusted effective tax rate range of approximately 26.0-27.0 percent; and continued mid to high single digit specialty ingredients net sales growth.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 6

Cash from operations in 2020 is expected to be in the range of $640 million to $710 million. Committed capital investments are anticipated to be between $285 million to $305 million.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 9 a.m. ET (8 a.m. CT) hosted by Jim Zallie, The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at https://ir.ingredionincorporated.com/, in the "Events and Presentations" section, under "News and Events.” The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at https://ir.ingredionincorporated.com/.

Upcoming Communications

Jim Zallie, president and chief executive officer; James Gray, executive vice president and chief financial officer; and Jorgen Kokke, executive vice president, global specialties, will participate in the Consumer Analyst Group of New York (CAGNY) conference on Tuesday, February 18, 2020 at 3 p.m. ET in Boca Raton, Florida. The presentation will be available on the Company’s website, https://ir.ingredionincorporated.com/, in the "Events and Presentations" section, under "News and Events.”

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With annual net sales over $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredients solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing together the potential of people, nature and technology to create ingredient solutions that make life better. Visit ingredion.com for more information and the latest Company news.

INGREDION REPORTS FOURTH QUARTER 2019 RESULTS – Page 7

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company's prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, including the Company's expectations regarding 2020 reported and adjusted EPS, 2020 operating income, 2020 adjusted effective tax rate, 2020 cash from operations, and 2020 committed capital investments; any statements concerning the Company's prospects or future operations, including management's plans or strategies and objectives therefor; and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "assume," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," "provisional," or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including changing consumption preferences including those relating to high fructose corn syrup; the effects of global economic conditions and the general political, economic, business, market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; changes in government policy, law or regulations and costs of legal compliance, including with respect to environmental compliance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets and to realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget, achieving expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties, including with respect to information technology systems, processes and sites as well as boiler reliability; our ability to maintain satisfactory labor relations; the impact that weather, natural disasters, war or similar acts of hostility, acts and threats of terrorism, the outbreak or continuation of pandemics and other significant events could have on our business; tariffs, quotas, duties, taxes and income tax rates, particularly United States tax reform enacted in 2017; and our ability to raise funds at reasonable rates.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K.

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change %	Year Ended December 31,		Change %
(in millions, except per share amounts)	2019	2018		2019	2018
Net sales	$1,549	$1,537	1%	$6,209	$6,289	(1)%
Cost of sales	1,226	1,217		4,897	4,921
Gross profit	323	320	1%	1,312	1,368	(4)%

Operating expenses	153	146	5%	610	611	0%
Other income, net	(16)	(3)		(19)	(10)
Restructuring/impairment charges	16	19		57	64
Operating income	170	158	8%	664	703	(6)%
Financing costs, net	19	21		81	86
Other, non-operating expense (income), net	-	(1)		1	(4)
Income before income taxes	151	138	9%	582	621	(6)%
Provision for income taxes	38	41		158	167
Net income	113	97	16%	424	454	(7)%
Less: Net income attributable to non-controlling interests	4	3		11	11
Net income attributable to Ingredion	$109	$94	16%	$413	$443	(7)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.0	68.3		66.9	70.9
Diluted	67.5	69.1		67.4	71.8

Earnings per common share of Ingredion:
Basic	$1.63	$1.38	18%	$6.17	$6.25	(1)%
Diluted	$1.61	$1.36	18%	$6.13	$6.17	(1)%

Note

(i) Historically, the Company presented shipping and handling costs as a reduction to Net sales in the Condensed Consolidated Statements of Income. The Company is now presenting these expenses within Cost of sales in the Condensed Consolidated Statements of Income.  The change was applied retrospectively to all periods presented in the Condensed Consolidated Statements of Income to reflect the change in presentation.  The change in presentation had no effect on Gross profit, Operating income, or Net income.

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
(in millions, except share and per share amounts)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$264	$327
Short-term investments	4	7
Accounts receivable – net	977	951
Inventories	861	824
Prepaid expenses	54	29
Total current assets	2,160	2,138

Property, plant and equipment – net	2,306	2,198
Goodwill	801	791
Other intangible assets – net	437	460
Operating lease assets	151	-
Deferred income tax assets	13	10
Other assets	172	131
Total assets	$6,040	$5,728

Liabilities and equity
Current liabilities
Short-term borrowings	$82	$169
Accounts payable and accrued liabilities	885	777
Total current liabilities	967	946

Non-current liabilities	220	217
Long-term debt	1,766	1,931
Non-current operating lease liabilities	120	-
Deferred income tax liabilities	195	189
Share-based payments subject to redemption	31	37

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at December 31, 2019 and December 31, 2018	1	1
Additional paid-in capital	1,137	1,096
Less: Treasury stock (common stock; 10,993,388 and 11,284,681 shares at December 31, 2019 and December 31, 2018, respectively) at cost	(1,040)	(1,091)
Accumulated other comprehensive loss	(1,158)	(1,154)
Retained earnings	3,780	3,536
Total Ingredion stockholders' equity	2,720	2,388
Non-controlling interests	21	20
Total equity	2,741	2,408

Total liabilities and equity	$6,040	$5,728

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(in millions)	2019	2018
Cash provided by operating activities:
Net income	$424	$454
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	220	247
Mechanical stores expense	57	57
Deferred income taxes	3	(23)
Margin accounts	(1)	5
Changes in other trade working capital	(53)	(123)
Other	30	86
Cash provided by operating activities	680	703

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(328)	(350)
Payments for acquisitions, net of cash acquired	(42)	-
Investment in a non-consolidated affiliate	(10)	(15)
Other	6	4
Cash used for investing activities	(374)	(361)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(256)	249
Repurchases of common stock, net	63	(657)
Issuances of common stock for share-based compensation, net of settlements	3	1
Dividends paid, including to non-controlling interests	(174)	(182)
Cash used for financing activities	(364)	(589)

Effect of foreign exchange rate changes on cash	(5)	(21)
Decrease in cash and cash equivalents	(63)	(268)
Cash and cash equivalents, beginning of period	327	595
Cash and cash equivalents, end of period	$264	$327

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(in millions)	2019	2018	%	2019	2018	%
Net Sales
North America	$922	$917	1%	$3,834	$3,857	(1%)
South America	261	245	7%	960	988	(3%)
Asia-Pacific	212	220	(4%)	823	837	(2%)
EMEA	154	155	(1%)	592	607	(2%)
Total Net Sales	$1,549	$1,537	1%	$6,209	$6,289	(1%)

Operating Income
North America	$113	$114	(1%)	$522	$545	(4%)
South America	35	31	13%	96	99	(3%)
Asia-Pacific	22	29	(24%)	87	104	(16%)
EMEA	28	30	(7%)	99	116	(15%)
Corporate	(30)	(27)	(11%)	(99)	(97)	(2%)
Sub-total	168	177	(5%)	705	767	(8%)
Acquisition/integration costs	(1)	-		(3)	-
Restructuring/impairment charges	(16)	(19)		(57)	(64)
Other matters	19	-		19	-
Total Operating Income	$170	$158	8%	$664	$703	(6%)

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS
Net income attributable to Ingredion	$109	$1.61	$94	$1.36	$413	$6.13	$443	$6.17

Add back:

Acquisition/integration costs, net of income tax benefit of $- and $1 million for the three months and year ended December 31, 2019, respectively (i)	1	0.01	-	-	2	0.03	-	-

Restructuring/impairment charges, net of income tax benefit of $4 million and $13 million for the three months and year ended December 31, 2019, respectively, and $3 million and $13 million for the three months and year ended December 31, 2018, respectively (ii)	12	0.18	16	0.23	44	0.65	51	0.71

Other matters, net of income tax expense of $6 million and $8 million for the three months and year ended December 31, 2019, respectively (iii)	(13)	(0.19)	1	0.01	(11)	(0.16)	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$109	$1.61	$111	$1.61	$448	$6.65	$497	$6.92

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the three months and year ended December 31, 2019, the Company recorded $16 million and $57 million of pre-tax restructuring/impairment charges, respectively.  During the fourth quarter of 2019, we recorded $11 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $5 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program.  During the year ended December 31, 2019, the Company recorded $57 million of pre-tax restructuring charges, including $29 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $28 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program.

During the three months and year ended December 31, 2018, we recorded $19 million and $64 million of pre-tax restructuring/impairment charges, respectively. During the fourth quarter of 2018, we recorded $18 million of restructuring expenses as part of the Cost Smart cost of sales, $2 million of restructuring charges as part of the Cost Smart SG&A, these charges were offset by $1 million reduction of expense from the prior year estimate of North America restructuring activities. During the year ended December 31, 2018, we recorded $64 million of pre-tax restructuring charges consisting of $49 million of restructuring expenses as part of the Cost Smart cost of sales program, $11 million of restructuring charges were recorded related to the Cost Smart SG&A program, and $4 million of restructuring charges related to other projects.

(iii) During the three months and year ended December 31, 2019, we recorded a $22 million pre-tax benefit for the favorable judgement received by Ingredion from the Federal Court of Appeals in Brazil related to certain indirect taxes collected in prior years.  As a result of the decision, the Company expects to be entitled to credits against its Brazilian federal tax payments in 2020 and future years.  The benefit recorded represents the Company's current estimate of the credits and interest due from the favorable decision in accordance with ASC 450, Contingencies. This benefit was offset by other adjusted charges during the period.

II.  Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, pre-tax)	2019	2018	2019	2018
Operating income	$170	$158	$664	$703

Add back:

Acquisition/integration costs (i)	1	-	3	-

Restructuring/impairment charges (ii)	16	19	57	64

Other matters (iii)	(19)	-	(19)	-

Non-GAAP adjusted operating income	$168	$177	$705	$767

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$151	$38	25.2%	$582	$158	27.1%

Add back:

Acquisition/integration costs (i)	1	-		3	1

Restructuring/impairment charges (ii)	16	4		57	13

Other matters (iii)	(19)	(6)		(19)	(8)

Adjusted Non-GAAP	$149	$36	24.2%	$623	$164	26.3%

	Three Months Ended December 31, 2018			Year Ended December 31, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$138	$41	29.7%	$621	$167	26.9%

Add back:

Restructuring/impairment charges (ii)	19	3		64	13

Other matters (iii)	-	(1)		-	(3)

Adjusted Non-GAAP	$157	$43	27.4%	$685	$177	25.8%

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Anticipated GAAP Diluted Earnings per Share ("GAAP EPS")

to Anticipated Adjusted Diluted Earnings per Share ("Adjusted EPS")

(Unaudited)

	Anticipated EPS Range
	for Full Year 2020
	Low End	High End
GAAP EPS	$6.48	$7.10

Add:

Restructuring/impairment charges (ii)	0.12	0.10

Adjusted EPS	$6.60	$7.20

Above is a reconciliation of our anticipated full year 2020 diluted EPS to our anticipated full year 2020 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(ii) Primarily reflects current estimates for 2020 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.